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                                                               EXHIBIT (H.4)


                              SUBLICENSE AGREEMENT
                              --------------------



     This Sublicense Agreement (the "Agreement") is effective as of May 8, 2000, by and between Barclays Global Investors, N.A., a national banking association organized under the laws of the United States ("BGI") and iShares, Inc., a corporation established under the laws of the State of Maryland ("iShares").


                                    RECITALS


     WHEREAS, pursuant to that certain "INDEX LICENSE AGREEMENT FOR FUNDS" dated as of March 18, 2000 (the "License Agreement") between Morgan Stanley Capital International Inc. ("MSCI"), a Delaware corporation, and BGI, BGI obtained a license to use in connection with "Funds" (as that term is defined in the License Agreement) certain stock indexes prepared by MSCI (the "MSCI Indexes"), along with associated marks (the "MSCI Marks"); and

     WHEREAS, BGI has the right pursuant to paragraph 1(b) of the License Agreement to sublicense its rights thereunder to certain affiliates, of which iShares is one; and

     WHEREAS, iShares wishes to use the MSCI Indexes and the MSCI Marks in connection with a number of exchange traded funds (each, an "ETF"), including ETFs that may be organized in the future, each based on a MSCI Index, and to use the MSCI Marks in connection with the identification and marketing of the ETFs and in connection with making disclosures about the ETFs under applicable laws, rules and regulations; and

     WHEREAS, BGI wishes to grant a sublicense to iShares for the use of the MSCI Indexes and MSCI Marks;


     NOW THEREFORE, the parties agree as follows:

     1. Grant of Sublicense. Subject to the terms and conditions of this
        -------------------
Agreement, BGI hereby grants to iShares a sublicense to use the MSCI Indexes (and associated data and information) and the MSCI Marks listed on Exhibit A in the manner set forth in, and subject to the terms of, the License Agreement, including without limitation the restrictions listed in Section 1 (b) of the License Agreement that iShares will not have the further power to sublicense third parties to use the MSCI Indexes and the MSCI Marks.

     2. Performance of Obligations Under the License. iShares will be
        --------------------------------------------
responsible for performing all of BGI's executory obligations under the License Agreement (other than the payment of license fees), as such obligations relate to use of the MSCI Indexes and the MSCI Marks sublicensed by iShares hereby in connection with the formation and operation of Funds (as that term is defined in the License Agreement).

     3. Fees. iShares shall have no obligation to pay any sublicense fees to BGI
        ----
or MSCI under this sublicense agreement.

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     4. Termination. This Agreement shall terminate if (a) the License Agreement
        -----------
terminates, or (b) BGI or a BGI Affiliate ceases to exercise investment discretion over iShares or any series thereof in its capacity as investment adviser. BGI shall notify iShares as soon as reasonably practicable of the occurrence of an event described in (a) above. Upon termination of this Agreement, iShares' right to use the MSCI Indexes and the MSCI Marks pursuant hereto shall terminate immediately.

     5. Indemnification. iShares shall indemnify and hold harmless BGI, its
        ---------------
officers, employees, agents, successors, and assigns against all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) resulting from any claim, action or proceeding (collectively "claims") that arises out of or relates to (a) any breach of this Agreement by iShares or (b) iShares' use of the MSCI Indexes (listed on Exhibit A) and corresponding MSCI Marks and MSCI information and data including, but not limited to, errors in the calculation of any MSCI Index, or delays in the dissemination of any MSCI Index, except to the extent such claims result from the negligence or willful misconduct of BGI or its affiliates. The provisions of this section shall survive termination of this Agreement.

     6. Assignment. iShares will not make, or purport to make, any assignment or
        ----------
other transfer of this Agreement. BGI may assign its rights and obligations under this Agreement to any affiliate effective upon the giving of written notice to iShares.

     7. Amendment. No provision of this Agreement may be waived, altered, or
        ---------
amended except by written agreement of the parties.

     8. Entire Agreement. This Agreement constitutes the entire agreement
        ----------------
between the parties hereto with respect to the subject matter hereof.

     9. Construction. Headings used in this Agreement are for convenience only,
        ------------
and shall not affect the construction or interpretation of any of its provisions. Each of the provisions of this Agreement is severable, and the invalidity or inapplicability of one or more provisions, in whole or in part, shall not affect any other provision. To the extent not preempted by federal law, this Agreement shall be construed and interpreted under the laws of the State of New York.

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          10. Counterparts. This Agreement may be executed in any number of
              ------------
counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

     IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date first above written, with intent to be bound hereby.


BARCLAYS GLOBAL INVESTORS, N.A.               ISHARES, INC.

By:  ____________________________        By:  _______________________________

Its: ____________________________        Its: _______________________________


By:  ____________________________

Its: ____________________________

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                                    Exhibit A
                                    ---------


                              List of MSCI Indexes



Australia Index
Austria Index
Belgium Index
Brazil Index
Canada Index
France Index
Germany Index
Greece Index
Hong Kong Index
Indonesia Index
Italy Index
Japan Index
Korea Index
Malaysia (Free) Index
Mexico (Free) Index
Netherlands Index
Portugal Index
Singapore (Free) Index
South Africa Index
Spain Index
Sweden Index
Switzerland Index
Taiwan Index
Thailand Index
Turkey Index
UK Index
USA Index
EMU Index
EUROPE Index
All Country Far East Free Ex-Japan Index
Latin America Index
EMF Index
ACWI Index

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